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                                                                   EXHIBIT 10.12

                            SECOND AMENDMENT TO THE
                    KENT ELECTRONICS CORPORATION TAX-DEFERRED
                           SAVINGS AND RETIREMENT PLAN
               (AS AMENDED AND RESTATED EFFECTIVE MARCH 26, 1989)

      WHEREAS, Kent Electronics Corporation (the "Company") desires to amend the Kent Electronics Corporation Tax-Deferred Savings and Retirement Plan (the "Plan") to revise the term "Entry Date" to mean the first day of each calendar quarter as it was intended and as the Plan has been operated although such provision was inadvertently defined otherwise in the prior amendment and restatement of the Plan; and

      WHEREAS, the Company desires to amend the Plan to make certain other changes and clarifications therein;

      NOW, THEREFORE, having reserved the right to amend the Plan, Kent Electronics Corporation hereby amends the Plan as follows:

      1. Effective as of March 26, 1989, the term "Entry Date" in Section 1.14 of the Plan shall be amended in its entirety to read as follows:

      "'Entry Date' shall mean the date on which the Employee becomes a Member by commencing participation in the Plan after having met the eligibility requirements under the applicable provisions of the Plan, which date shall be the first date of the periodic pay period commencing coincident with or next following the first day of the Plan Year, April 1, June 1, or September 1 of the Plan Year."

      2. The third paragraph of Section 3.1(a) shall be clarified by adding the following to the end thereof:

      "With respect to Plan Years commencing after December 31, 1988, Base Compensation in excess of the limit imposed under Section 401(a)(17) of the Code, which, for Plan Years commencing after December 31, 1998, but on or before December 31, 1993, shall be $200,000 (as adjusted, as may be determined by the Commissioner of the Internal Revenue, at the same time and in the same manner as prescribed in Section 401(a)(17) of the Code) for the Plan Year shall be disregarded, and rules pertaining to treatment of family members set out in the third paragraph of the definition of Highly Compensated Employee shall apply, except that in applying such rules, the term "family" shall include only the spouse and any lineal descendants of the Employee who has not attained age 19 before the close of the applicable Plan Year. For Plan Years commencing on or after January 1, 1994, Base Compensation shall not exceed $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with
      Section 401(a)(17) of the Code for a Plan Year. The rules pertaining to the treatment of family members set out in the third paragraph of the definition of Highly Compensated Employee shall apply, except that in applying such rules, the term
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      "family" shall include only the spouse and any lineal descendants of the
      Employee who have not attained age 19 before the close of the applicable Plan Year. The foregoing limitations under Code Section 401(a)(17) shall apply to all Base Compensation received during the Plan Year including Base Compensation received during the Plan Year prior to a Member's Entry Date if the Entry Date is on any other day other than the first day of the Plan Year."

      3. Effective as of March 31, 1996, the last paragraph in Section 3.1(a) shall be amended in its entirety to read as follows:

      "Reductions authorized under the Compensation Deferral Agreement shall be irrevocable, except that Elective Contributions may be increased or decreased on the first day of any periodic pay period coincident with the next following the first day of the next month (or such other date(s) as may be prescribed by the Administrative Committee) with reasonable notice as may be required by the Administrative Committee. Elective Contributions may be discontinued at any time with reasonable notice as may be required by the Administrative Committee; provided, however, if Elective Contributions are discontinued at the request of an Member, such Contributions may not be resumed until the first day of any periodic pay period coincident with or next following the first day of the following month (or any other such date(s) as may be prescribed by the Administrative Committee) following receipt by the Administrative Committee of reasonable notice as may be required by the Administrative Committee. Under special circumstances, the Administrative Committee may permit different or additional effective dates for increases or decreases of Elective Contributions authorized under Compensation Deferral Agreements, or may waive the otherwise applicable notice requirement, in order to prevent hardship to any Member, provided that the waiver is not contrary to the best interest of the other Members."

      4. Effective as of March 31, 1996, Section 6.6(iii) at paragraph 3 shall be amended to delete the first sentence in paragraph 3 of said section on page VI-7.

      5. Effective as of March 1, 1996, the first sentence of Section 6.8 shall be clarified to add the following after the word "Member" in the second line thereof; "who is currently employed by an Employer and," and effective as of March 31, 1996, the first paragraph in Section 6.8 shall be amended to add the following after the word "educational fees" in item (v) thereof:

      "or related room and board expenses as permitted under the regulations issued under the Code."

      6. Effective as of March 31, 1996, the second paragraph of Section 6.8 shall be amended in its entirety to read as follows:

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      "Notwithstanding the immediately preceding paragraph, effective as of
      March 31, 1996, in the event that the amount available to the Member for withdrawal from his Non-Forfeitable Contributions Account is not sufficient to relieve his financial hardship that is attributed to items
      (i)-(v) in the preceding paragraph, then the Member may withdraw the additional amount needed to satisfy the hardship from the vested portion of his Employer Contributions Account and Rollover Account, if any. Any requested hardship withdrawal may also include an additional amount necessary to pay any federal, state or local income taxes or penalties (including additional taxes under Section 72(t) of the Code) that are reasonably expected to result form the withdrawal."

      7. Effective as of March 31, 1996, the Plan shall be amended to add new Section 6.12 as follows:

      "6.12 Plan Loans."

      "From and after March 31, 1996, a Member who is an Employee and, to the extent not resulting in discrimination prohibited by Section 401(a)(4) of the Code, any other Member or any Beneficiary (including an "alternate payee" within the meaning of Code Section 414(p)(8) (who is a "party in interest" with respect to the Plan within the meaning of ERISA Section 3(14) and who must be eligible to obtain a Plan loan in order for the exemptions set forth in 29 C.F.R. Section 2550.408b-1 to apply to the Plan, hereinafter "Borrower," may make an application to the Administrative Committee to borrow from the Accounts maintained by or for the Borrower in the Trust Fund, and the Administrative Committee in its sole discretion may permit such a loan. Any such loan shall be withdrawn from the Borrower's Accounts on a pro rata basis from the investment funds and money sources in the Borrower's Account. Loans shall be granted in a uniform and non-discriminatory manner on terms and conditions determined by the Administrative Committee which shall not result in more favorable treatment of Highly Compensated Employees and shall be set forth in written procedures promulgated by the Administrative Committee in accordance with applicable governmental regulations. All such loans shall be subject to the following terms and conditions:

            (a) The amount of the loan shall not exceed the lessor of (i) $50,000 (minus the Borrower's highest outstanding loan balance during the previous 12 months) or (ii) fifty percent of the present value of the Borrower's vested account balance under the Plan.
                  The Borrower may have no more than two outstanding loans at any time. A Borrower may request no more than one new loan each calendar quarter. Loans cannot be refinanced.

            (b) The loan shall be for a term not to exceed five years, unless the loan is used to acquire any dwelling unit which within a reasonable time is used as a principle residence of the Borrower. The loan for principle place of residence shall not exceed a term for 15 years. The Borrower must

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                  provide evidence as required by the Administrative
                  Committee in its sole discretion that the loan's proceeds will be used for the purchase of a principle place of residence. The loan shall be evidenced by a note signed by the Borrower. The loan shall be payable in periodical installments and shall bear interest at a fixed interest rate equal to the prime rate quoted in the Wall Street Journal as being representative of the base rate on corporate loans at large U.S. money center commercial banks on the first day of the month in which the loan is made, plus one percent (or such other amount as may be established by the Administrative Committee in writing on a uniform and consistent basis and set forth in procedures in accordance with applicable governmental regulations). Payments by a Borrower who is an employee receiving compensation from the employer will be made by means of payroll deduction from the Borrower's compensation; provided, however, that the repayment period cannot span beyond 90 days following a Borrower's termination of employment for any reason. A Borrower may repay an outstanding loan in a lump sum before the scheduled due date for repayment of such loan with no prepayment penalties.

            (c) The minimum loan amount is $1,000. In the event an installment payment is not paid on a scheduled due date, the Administrative Committee shall give written notice to the Borrower sent to his last known address. If such installment payment is not paid within 60 days or (any another amount of time as may be designated by the Administrative Committee and in accordance with treasury regulations), the Administrative Committee may proceed with foreclosure in order to collect the full remaining loan balance or shall make other appropriate arrangements with the Borrower as the Administrative Committee deems appropriate and in accordance with treasury regulations. Foreclosures need not be effected until the occurrence of a distributable event under the terms of the Plan and no rights against the Borrower or the security shall be deemed waived by the Plan as a result of such delay.

            (d) The unpaid balance of the loan, together with interest thereon, shall become due and payable upon the date of distribution of the Borrower's Account or as set forth the applicable procedures designated by the Administrative Committee, and the Trustee shall first satisfy the indebtedness from the amount payable to the Borrower or to the Borrower's Beneficiary before making any payments to the Borrower or to the Beneficiary.

            (e) A request by a Borrower for a loan shall be made by telephone through a voice response system specifying the amount of the loan.

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            (f)   A loan to the Borrower shall be considered an investment of the separate accounts of the Borrower from which the loan is made. All loan repayments shall be reinvested in accordance with the Member's current investment election for future contributions as provided in the Plan."

      IN WITNESS WHEREOF, the Company which is the Plan Sponsor has caused this Second Plan Amendment to be executed this 1st day of April, 1996, to be effective as stated herein.

                                 PLAN SPONSOR/COMPANY:

                                 KENT ELECTRONICS CORPORATION

                                 By: /s/ Stephen J. Chapko
                                     -------------------------------------------
                                 Name:   Stephen J. Chapko
                                 Title:  Vice President, Treasurer and Secretary


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